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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO
(Rule 13e-4)

TENDER OFFER STATEMENT
Under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

NORTHWEST AIRLINES CORPORATION
(Name of Subject Company (Issuer) and Filing Person (Offeror))

Options to Purchase Common Stock, Par Value $0.01 Per Share
(Title of Class of Securities)

(Amendment No. 1)

667280
(CUSIP Number of Class of Securities)

2700 Lone Oak Parkway
Eagan, Minnesota 55121
(612) 726-2111
(Name, Address and Telephone Number of Persons Authorized
to Receive Notices and Communications on Behalf of Filing Persons)

COPY TO:
Michael L. Miller, Esq. Vice President—Law & Secretary Department A1180 2700 Lone Oak Parkway Eagan, MN 55121 (612) 727-2111	Stephen W. Fackler, Esq. Simpson Thacher & Bartlett 3330 Hillview Avenue Palo Alto, CA 94304 (650) 251-5000	Wilson S. Neely, Esq. Simpson Thacher & Bartlett 425 Lexington Avenue New York, NY 10017 (212) 455-2000

Transaction Valuation*	Amount of Filing Fee**

$26,231,307	$5,246

*
Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 7,611,882 shares of common stock of Northwest Airlines Corporation having an aggregate value of $26,231,307 as of December 10, 2002, will be exchanged and/or cancelled pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The number of options, the aggregate value of the options and the filing fee are based on the number of outstanding options that Northwest Airlines Corporation expects to acquire under this offer. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

☐
Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

☐
Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

  Check the appropriate boxes below to designate any transactions to which the statement relates:

  ☐
  third-party tender offer subject to Rule 14d-1.

  ☒
  issuer tender offer subject to Rule 13e-4.

  ☐
  going-private transaction subject to Rule 13e-3.

  ☐
  amendment to Schedule 13D under Rule 13d-2.

  Check the following box if the filing is a final amendment reporting the results of the tender offer:    ☐

Introductory Statement

        Northwest Airlines Corporation, a Delaware corporation (the "Company"), is amending the Tender Offer Statement on Schedule TO under Section 13(e) of the Securities Exchange Act of 1934, as amended, (the "Statement"), as filed with the Securities and Exchange Commission on December 13, 2002, in connection with the offer to exchange outstanding options to purchase the Company's common stock, par value $0.01, on the terms and subject to the conditions described in the Offer to Exchange Options to Purchase Common Stock, dated December 13, 2002 (the "Offer to Exchange"), as amended by the Offer to Exchange dated December 26, 2002. The Offer to Exchange is attached to this Statement as Exhibit (a)(i) and the related documents are attached to this Statement as exhibits, which, as they may be amended or supplemented from time to time, constitute the "Offer."

Item 12.        Exhibits.

(a)(i)		Offer to Exchange, dated December 26, 2002.
(a)(ii)	*	E-mail communication to officers and active non-officer management employees of Northwest Airlines, Inc. dated December 13, 2002.
(a)(iii)	*	Election Acceptance Form.
(a)(iv)	*	Confirmation of Participation Form.
(a)(v)	*	Change in Election Form.
(a)(vi)	*	Confirmation of Receipt of Change in Election Form.
(a)(vii)	*	Website Stock Option Exchange Program Information Page.
(a)(viii)	*	Stock Option Exchange Program: Frequently Asked Questions.
(a)(ix)	*	Memorandum regarding Northwest Airlines Corporation Insider Trading Policy
(a)(x)
Northwest Airlines Corporation. Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed with the Securities and Exchange Commission on November 6, 2002, and incorporated herein by reference.
(a)(xi)
Northwest Airlines Corporation. Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the Securities and Exchange Commission on August 9, 2002, and incorporated herein by reference.
(a)(xii)
Northwest Airlines Corporation. Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the Securities and Exchange Commission on May 15, 2002, and incorporated herein by reference.
(a)(xiii)		Northwest Airlines Corporation Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 1, 2002, and incorporated herein by reference.
(a)(xiv)		Northwest Airlines Corporation Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 30, 2002, and incorporated herein by reference.
(a)(xv)		Northwest Airlines Corporation Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 9, 2002, and incorporated herein by reference.
(a)(xvi)		Northwest Airlines Corporation Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 19, 2002, and incorporated herein by reference.
(b)		Not applicable.
(d)(i)	*	Northwest Airlines Corporation 2001 Stock Incentive Plan.
(d)(ii)	*	Form of Non-Qualified Stock Option Agreement under the Northwest Airlines Corporation 2001 Stock Incentive Plan (for option grants to executive officers).

(d)(iii)	*	Form of Acknowledgment of Stock Option Grant under the Northwest Airlines Corporation 2001 Stock Incentive Plan.
(d)(iv)	*	Amended and Restated Northwest Airlines Corporation 1999 Stock Incentive Plan.
(d)(v)	*	Form of Acknowledgment of Phantom Stock Unit Award under the Amended and Restated Northwest Airlines Corporation 1999 Stock Incentive Plan.
(g)		None.
(h)		None.

*
Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on December 13, 2002.

SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 26, 2002	NORTHWEST AIRLINES CORPORATION
	By:	/s/ MICHAEL L. MILLER Michael L. Miller Vice President—Law and Secretary

EXHIBIT INDEX

Exhibit Number	Description
(a)(i)	Offer to Exchange, dated December 26, 2002.
(a)(ii)*	E-mail communication to officers and active non-officer management employees of Northwest Airlines, Inc., dated December 13, 2002.
(a)(iii)*	Election Acceptance Form.
(a)(iv)*	Confirmation of Acceptance Form.
(a)(v)*	Change in Election Form.
(a)(vi)*	Confirmation of Receipt of Change in Election Form.
(a)(vii)*	Website Stock Option Exchange Program Information Page.
(a)(viii)*	Stock Option Exchange Program: Frequently Asked Questions.
(a)(ix)*	Memorandum regarding Northwest Airlines Corporation Insider Trading Policy.
(a)(x)
Northwest Airlines Corporation. Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed with the Securities and Exchange Commission on November 6, 2002, and incorporated herein by reference.
(a)(xi)
Northwest Airlines Corporation. Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the Securities and Exchange Commission on August 9, 2002, and incorporated herein by reference.
(a)(xii)
Northwest Airlines Corporation. Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the Securities and Exchange Commission on May 15, 2002, and incorporated herein by reference.
(a)(xiii)	Northwest Airlines Corporation Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 1, 2002, and incorporated herein by reference.
(a)(xiv)	Northwest Airlines Corporation Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 30, 2002, and incorporated herein by reference.
(a)(xv)	Northwest Airlines Corporation Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 9, 2002, and incorporated herein by reference.
(a)(xvi)	Northwest Airlines Corporation Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 19, 2002, and incorporated herein by reference.
(b)	Not applicable.
(d)(i)*	Northwest Airlines Corporation 2001 Stock Incentive Plan.
(d)(ii)*	Form of Non-Qualified Stock Option Agreement under the Northwest Airlines Corporation 2001 Stock Incentive Plan.
(d)(iii)*	Form of Acknowledgment of Stock Option Grant under the Northwest Airlines Corporation 2001 Stock Incentive Plan.
(d)(iv)*	Amended and Restated Northwest Airlines Corporation 1999 Stock Incentive Plan.
(d)(v)*	Form of Acknowledgment of Phantom Stock Unit Award under the Amended and Restated Northwest Airlines Corporation 1999 Stock Incentive Plan.
(g)	None.
(h)	None.

*
Previously filed as an exhibit to the Scedule TO filed with the Securities and Exchange Commission on December 13, 2002.

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Item 12. Exhibits.
SIGNATURE
EXHIBIT INDEX